Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 15, 2018, relating to the consolidated financial statements and the effectiveness of Codexis, Inc.'s internal control over financial reporting appearing in the Company's Form 10-K for the year ended December 31, 2017.

/s/ BDO USA LLP
San Jose, California
March 15, 2018